COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, October 30, 2006

COACHMEN INDUSTRIES, INC. ANNOUNCES THIRD QUARTER RESULTS

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the third quarter ended September 30, 2006.

“As a result of spreading soft conditions in both of our industry segments, sales for the third quarter were off more than 25% from 2006.  Nonetheless, it is important to note that we sharply cut our losses in the face of these market conditions, and actually significantly improved our bottom line performance year-over-year by paring operating expenses,” commented Rick Lavers, Chief Executive Officer.  “Faced with the unusual circumstance of troubled markets in both of our core businesses, which appears will extend into 2007, we have reduced our costs of doing business and our inventories while we have increased our cash position and carry minimal long-term debt.  Going forward, we are re-defining our direction and have already made a number of market driven decisions to improve our performance results.”

Sales for the third quarter were $130.7 million, 27.4% less than the $180.2 million reported for the same period last year.  At the bottom line, losses were reduced by 62.4% to $3.5 million, or $0.22 per share, versus a net loss of $9.3 million, or $0.60 per share in the third quarter of 2005.  For the first nine months, net sales were $448.6 million versus $562.4 million last year.  Net loss for the first nine months was also significantly reduced to $0.3 million, or $0.02 per share versus a net loss of $12.2 million or $0.78 per share during the comparable period of 2005.

The loss from continuing operations for the third quarter was $3.4 million, or $0.21 per share compared with a loss of $6.2 million, or $0.40 per share in the prior year.  Loss

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Coachmen Industries, Inc. Announces Third Quarter Results

October 30, 2006

from discontinued operations was $0.2 million, or $0.01 per share due to residual costs from restructuring actions completed in prior quarters.  This compares to the loss from discontinued operations of $3.2 million, or $0.20 per share last year.  For the first nine months, net loss from continuing operations was $1.9 million, or $0.12 per share compared with a loss from continuing operations of $8.8 million, or $0.56 per share for the first nine months of 2005.  Income from discontinued operations was $1.5 million, or $0.10 per share compared with a net loss from discontinued operations of $3.4 million, or $0.22 per share in the prior year.

The Company increased its cash position as of September 30, 2006, from year-end 2005, by $8.9 million to $11.7 million with shareholders’ equity of $191.6 million.  Cash flow from operations was $1.7 million for the first nine months, compared with cash flow from operations of $31.3 million in 2005 (which was primarily due to a $16.7 million reduction in accounts receivable and a $14.7 million increase in accounts payable resulting from timing differences during the year).  Total working capital decreased to $87.6 million from $92.5 million last quarter.  Total inventories were reduced to $103.6 million, compared to $112.3 million last quarter.  Capital expenditures in the third quarter were $0.8 million compared with $0.7 million last year.  Depreciation was $1.6 million for the third quarter versus $2.2 million for the third quarter of 2005.

Recreational Vehicle Segment

“Gross profit for the RV Group in the third quarter increased to 4.1% of sales from 1.1% last year, as a result of the Company’s cost reduction efforts and significant restructuring activities undertaken over the past year,” said Michael R. Terlep, President of the Coachmen RV Group.  “However, because we are not operating at or near capacity, the slow down in demand has had a disproportionate impact on gross profit and earnings.”

The Company’s Recreational Vehicle Group reported sales of $90.5 million during the third quarter of 2006, down 30.3% from the $129.9 million reported for the comparable period last year, due to the continued softness in the Class A motorhome market, along with a more challenging towable market.  The RV Group generated a pre-tax loss from continuing operations for the third quarter of $7.0 million compared with a pre-tax loss of $15.5 million for the year-ago quarter.  For the first nine months, RV Group sales decreased to $321.5 million from $425.0 million last year.  Despite the 24.4% decrease in sales, the RV Group’s pre-tax losses were reduced to $15.0 million versus $23.5 million in the first nine months of 2005.  RV Group finished goods inventory was reduced by $5.0 million from the end of the second quarter and now stands at $46.2 million.

Housing and Building Segment

The Company’s Housing and Building Group continued to make progress in reducing costs and maintaining profitability in the face of challenging market conditions.  The weakness in the Group’s core Midwestern markets has spread to other areas as the national housing market has shown increasing softness.  For the quarter, the Group reported sales of $40.2 million, down 20.0% from $50.3 million in the third quarter of

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Coachmen Industries, Inc. Announces Third Quarter Results

October 30, 2006

2005.  Given the lower sales level, the Group reported a pre-tax profit of $0.3 million compared with a pre-tax profit of $1.1 million for the year-ago quarter.  For the first nine months, net sales for the Housing and Building Group fell 7.5% to $127.1 million versus $137.4 million in 2005.  At the same time, the Group posted a significant turnaround in pre-tax profits, reporting a pre-tax profit of $2.8 million for the first nine months of 2006, versus a pre-tax loss of $0.2 million in the first nine months of 2005.

The prospects of the Company’s All American Building Systems (AABS) special projects branch continued to improve.  During the third quarter, AABS was a member of a consortium that was awarded a contract for the second phase of barracks construction at Fort Bliss in Texas.  “We see great opportunities in military construction that will allow the Housing and Building Group to achieve significant growth potential in the years ahead,” commented CEO Lavers.  “We are also participating in reconstruction of the Gulf Coast regions damaged by the hurricanes of 2005.  During the quarter, the Housing and Building Group signed an agreement to provide two dozen systems-built homes for a neighborhood near New Orleans.”

Coachmen Industries will conduct a conference call to discuss the financial results contained in this release at 10 a.m. (Eastern Time), Tuesday, October 31, 2006.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call over the internet at www.earnings.com.  The online replay will be available at approximately 12:00 p.m. (Eastern Time) and continue for 30 days.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®.  Through ALL AMERICAN HOMES®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability to sell and close the operations for sale as described, the accuracy of the estimates of the costs to remedy the disclosed recreational vehicle warranty issues, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, interest rates, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

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Coachmen Industries, Inc. Announces Third Quarter Results

October 30, 2006

For more information:

     Colleen Zuhl

Jeffery A. Tryka, CFA

     Chief Financial Officer

Director of Planning and Investor Relations

     574-262-0123

574-262-0123

Coachmen Industries, Inc.
Consolidated Statements of Operations

(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net Sales	$ 130,715	$ 180,168	$ 448,590	$ 562,448

Gross Profit - $	13,065	13,715	43,694	52,622
Gross Profit - %	10.0%	7.6%	9.7%	9.4%

GS&A - $	19,830	25,189	54,579	69,657
GS&A - %	15.2%	14.0%	12.2%	12.4%

Gain on Sale of Property - $	(291)	820	(6,340)	780
Gain on Sale of Property - %	(0.2)%	0.5%	(1.4)%	0.1%

Operating Income (Loss) - $	(6,474)	(12,294)	(4,545)	(17,815)
Operating Income (Loss) - %	(5.0)%	(6.8)%	(1.0)%	(3.2)%

Other Expense	(183)	347	554	440

Pre-Tax Profit (Loss) from Continuing Operations - $	(6,291)	(12,641)	(5,099)	(18,255)
Pre-Tax Profit (Loss) from Continuing Operations - %	(4.8)%	(7.0)%	(1.1)%	(3.2)%

Tax Expense (Credit)	(2,937)	(6,466)	(3,249)	(9,466)

Net Income (Loss) from Continuing Operations	(3,354)	(6,175)	(1,850)	(8,789)

Income (Loss) from Discontinued Operations (net of taxes)	(162)	(3,171)	(657)	(3,413)
Gain on Sale of Discontinued Operations (net of taxes)	-	-	2,205	-

Net Income (Loss)	(3,516)	(9,346)	(302)	(12,202)

Earnings (Loss) per Share - Basic
Continuing Operations	(0.21)	(0.40)	(0.12)	(0.56)
Discontinued Operations	(0.01)	(0.20)	0.10	(0.22)

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Coachmen Industries, Inc. Announces Third Quarter Results

October 30, 2006

Net Earnings (Loss) per Share	(0.22)	(0.60)	(0.02)	(0.78)

Earnings (Loss) per Share - Diluted
Continuing Operations	(0.21)	(0.40)	(0.12)	(0.56)
Discontinued Operations	(0.01)	(0.20)	0.10	(0.22)
Net Earnings (Loss) per Share	(0.22)	(0.60)	(0.02)	(0.78)

Weighted Average Shares Outstanding
Basic	15,634	15,556	15,664	15,545
Diluted	15,634	15,556	15,664	15,545

Coachmen Industries, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

ASSETS
Current Assets	9/30/2006	12/31/2005

Cash and cash equivalents	$11,728	$2,780
Accounts receivable	20,653	47,174
Inventories	103,611	121,304
Prepaid expenses and other	19,631	16,245
Deferred income taxes	11,146	11,421
Assets held for sale	2,375	291

Total Current Assets	169,144	199,215

Property, plant & equipment, net	58,348	67,581

Goodwill	16,865	17,383

Cash value of life insurance	30,651	28,880

Deferred income taxes	2,913	4,279

Other	9,380	5,478

Total Assets	$287,301	$322,816

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Coachmen Industries, Inc. Announces Third Quarter Results

October 30, 2006

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities	9/30/2006	12/31/2005
ST borrowings & current portion of LT debt	$11,891	$14,499
Accounts payable, trade	26,116	31,658
Floor plan notes payable	4,273	4,361
Accrued income taxes	-	533
Accrued expenses and other liabilities	39,294	54,856

Total Current Liabilities	81,574	105,907

Long-term debt	5,744	12,913

Postretirement deferred compensation benefits	8,427	10,182

Other	-	11

Total Liabilities	95,745	129,013

Shareholders' Equity	191,556	193,803

Total Liabilities and Equity	$287,301	$322,816

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Coachmen Industries, Inc. Announces Third Quarter Results

October 30, 2006

Coachmen Industries, Inc.
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
Net income (loss)	$(302)	$(12,202)
Depreciation	4,869	6,638
Changes in current assets and liabilities	(2,872)	36,891
Net Cash Provided by Operations	1,695	31,327

Net Cash Provided by/(Used in) Investing Activities	18,931	(4,759)

Net borrowings	(9,865)	(23,848)
Issuance of stock	63	283
Dividends	(1,876)	(1,887)
Other	-	67
Net Cash Used in Financing Activities	(11,678)	(25,385)

Increase/(Decrease) in Cash and Cash Equivalents	8,948	1,183

Beginning of period cash and cash equivalents	2,780	14,992

Ending of Period Cash and Cash Equivalents	$11,728	$16,175

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Coachmen Industries, Inc. Announces Third Quarter Results

October 30, 2006

Coachmen Industries, Inc.
Segment Information
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Sales
Recreational Vehicle	90,490	129,875	321,454	425,007
Housing and Building	40,225	50,293	127,136	137,441
Total	130,715	180,168	448,590	562,448

Gross Profit
Recreational Vehicle	$3,708	$1,410	$13,770	$20,114
Housing and Building	9,357	12,305	29,924	32,508
Total	$ 13,065	$ 13,715	$ 43,694	$ 52,622

Gross Margin Percentage
Recreational Vehicle	4.1%	1.1%	4.3%	4.7%
Housing and Building	23.3%	24.5%	23.5%	23.7%
Total	10.0%	7.6%	9.7%	9.4%

Operating Expenses
Recreational Vehicle	$10,984	$16,577	$28,719	$43,027
Housing and Building	9,013	11,321	26,981	32,861
Other	(458)	(1,889)	(7,461)	(5,451)
Total	$ 19,539	$ 26,009	$ 48,239	$ 70,437

Operating Expense Percentage
Recreational Vehicle	12.1%	12.8%	8.9%	10.1%
Housing and Building	22.4%	22.5%	21.2%	23.9%
Total	14.9%	14.4%	10.8%	12.5%

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Coachmen Industries, Inc. Announces Third Quarter Results

October 30, 2006

Operating Income / (Loss)
Recreational Vehicle	$(7,276)	$(15,167)	$(14,950)	$(22,913)
Housing and Building	344	984	2,944	(353)
Other	458	1,889	7,461	5,451
Total	$ (6,474)	$ (12,294)	$ (4,545)	$ (17,815)

Pre-Tax Income / (Loss) from Continuing Operations
Recreational Vehicle	$(6,959)	$(15,480)	$(15,028)	$(23,541)
Housing and Building	316	1,073	2,843	(165)
Other	352	1,766	7,086	5,451
Total	$ (6,291)	$ (12,641)	$ (5,099)	$ (18,255)

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